Qnergy
Renewable. Reliable. Resilient.

Asaf Vos
Salt Lake City UT
Phone: (404) 940-5977
Via email: asaf.vos@gmail.com

Dear Asaf,

Qnergy is pleased to offer you a Regular, Full Time position with Qnergy, at our facility in Ogden, Utah. You will be co-employed by Resource Management, Inc. (RMI). RMI administers your payroll and benefits. This offer is contingent upon completion of a pre-employment drug screening and background check as administered by RMI and their service providers.

The terms of our offer are outlined below:

1. **Title/Reporting:** Chief Financial Officer reporting to Ory Zik, Chief Executive Officer.

2. **Base Compensation:** Your starting rate of pay will be $220,000 per year, paid according to Qnergy's regular payroll practices (currently a bi-weekly pay schedule). The CFO is an exempt position, and you are not eligible for overtime pay if you work more than 40 hours in a calendar week. Following a successful IPO, a salary review will be conducted. Your salary will be adjusted at that time to market level based on comparable companies of similar size and sector.

3. **Bonus Opportunity:** You are eligible to participate in the Company's Management Bonus program per MBO (Management By Objectives) plan. The Bonus is 3 salaries. Following a successful IPO, a salary review will be conducted. Your bonus will be adjusted at that time to market level based on comparable companies of similar size and sector.

4. **Severance:** If you will be terminated for Cause, you shall not be entitled to any severance payments. Upon termination by the Company without Cause at any time after the date of this Agreement, Qnergy shall pay an amount equivalent to 3 months' the base salary as a severance payment and will reimburse you for the cost of COBRA coverage incurred to maintain health insurance and other benefits during the 3-month period from the date of such termination.

5. **Incentive Compensation:** You are eligible for all incentive compensation programs made available to officers of the Company, including Qnergy's Stock Option Plan. Your initial ESOP allocation will be 7,500 options that will be vested on a quarterly basis (no cliff)

6. **Health Benefits:** For regular employees, working 30 or more hours per week, Qnergy currently pays 90% of the Medical and Dental plan premiums for you and 60% of the premiums for your dependent(s). In addition, you will also be eligible for Disability, Vision Care and Life insurance benefits during your

employment. Eligibility for these benefits generally begins on the first day of the month, 30 days after you are hired.

7. **401k Plan:** Upon commencing employment, you will be immediately eligible to participate in Qnergy's 401K plan. Qnergy will contribute 3% of your annual compensation to the plan. The 3% contribution will be immediately vested upon the plan's receipt of funds from Qnergy.

8. **Paid Time Off (PTO):** You will be eligible to accrue Paid Time Off (PTO) at a rate of 120 hours per year, prorated for your first year based upon your hire date. For more information about your PTO benefits, please refer to Qnergy's PTO policy.

9. **Holidays:** Qnergy provides eleven scheduled, paid holidays per calendar year. These days are designated by the company and may be changed from year to year.

10. **Confidentiality:** As an employee of Qnergy, you will have access to certain confidential or proprietary information of Qnergy, and you may develop certain information or inventions that will be the property of Qnergy. To protect the interests of Qnergy, you will need to sign Qnergy's Confidentiality Invention Assignment and Non-Compete Agreement as a condition of your employment. Please do not bring with you any confidential or proprietary material of any former employer and do not violate any other obligations to any former employer. Please disclose in writing to Qnergy any other gainful employment, business, or activity that you are currently engaged in, that competes with, or could compete with, Qnergy.

11. **No Breach of Obligations to Prior Employers:**

By signing this offer letter, and Qnergy's Confidentiality Invention Assignment and Non-Compete Agreement, you represent that any agreement(s) with current or past employers will not be violated.

12. **At Will Employment:** You will be an at-will employee of Qnergy, which means the employment relationship can be terminated by either of us for any reason, at any time, and with or without cause. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of Qnergy.

13. **Authorization to Work:** Under the Immigration Reform and Control Act of 1986 you will be required to provide documentary evidence of your identity and eligibility for employment in the United States within three (3) business days of your start date.

14. **Targeted Start Date**: No later than March 1, 2021.

We look forward to you joining the Qnergy team! If you accept this offer, please sign this letter, and return it to me by February 15th, 2021. If you have anything you wish to discuss, please do not hesitate to call or text me at 617-943-3215 or email ory.zik@qnergy.com.

Sincerely,

Ory Zik
CEO

I understand the above terms and accept Qnergy's offer of employment.

Printed Name: Asaf Vos

Signed Name: ______________________ Date: 2/12/21